                                                                    Exhibit 23.3



                      Consent of Independent Accountants

We consent to the incorporation by reference in this Proxy Statement/Form S-4 of Netrix Corporation of our report dated February 11, 1998, except as to the segment information for the years ended December 31, 1997 and 1996 presented in
Note 8, for which the date is March 26, 1999, on our audits of the consolidated financial statements of OpenROUTE Networks, Inc. as of December 31, 1997 and 1996, and for the two years ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts".


                                     Pricewaterhouse Coopers, LLP

Boston, Massachusetts
November 19, 1999